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                                  EXHIBIT 99.1

                                                               PRESS RELEASE
                                                               Immediate Release


              Halter Goes for $66M to Vision Technologies Kinetics

GULFPORT, MS, July 25, 2002-- In a U.S. Bankruptcy Court sanctioned auction, Vision Technologies Kinetics, Inc. (VTK) (a wholly owned subsidiary of Singapore Technologies Engineering, Ltd.), provided the winning bid of $66 million to purchase Halter Marine from Friede Goldman Halter, Inc. (OTCBB: FGHLQ).

The sale includes the facilities of Halter Pascagoula, Halter Moss Point, Moss Point Marine, Halter Port Bienville, Halter Lockport, and Halter Gulfport East including the Corporate Headquarters and Gulfport Central. With the closing of this sale, which is expected to take place within 30 days, following final Hart-Scott-Rodino approval. Halter will have a solid balance sheet and a financially strong parent. This, combined with Halter's history of being a market leader will put the newly formed VT-Halter Marine Group at the forefront of the industry.

Anil Raj, Chief Operating Officer of FGH said, "This is an exciting moment for Halter's employees, customers, and suppliers. Halter has continued to do business as a premiere vessel builder throughout the bankruptcy process. This change will allow the new VT-Halter to start new projects as well as options on existing contracts".

Friede Goldman Halter and the Creditors Committee are appreciative of the efforts made by the bidders throughout this process.

"This has been a highly successful auction process", said James Decker, Director, Houlihan Lokey Howard Zukin, Investment Bankers for Friede Goldman Halter. "The sale of Halter Marine is a major step in providing a return to the creditors and brings the company closer to emerging from Chapter 11".

Friede Goldman Halter's core operating units are Friede Goldman Offshore (construction, upgrade and repair of drilling units, mobile production units and offshore construction equipment) and Halter Marine, Inc. (a significant domestic and international designer and builder of small and medium sized vessels for the government, commercial, and energy markets).

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           For information regarding this or any of our press releases, contact:
Larry Walker, Corporate Communications
                                                                  (228) 897-4867
                                                                     www.fgh.com

*Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman Halter expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman Halter, Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman Halter and which are discussed in Friede Goldman Halter's Registration Statement on Form S-3, the 2001 Annual Report on Form 10-K, and subsequent Forms 10-Q. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.